TXI REPORTS FOURTH QUARTER RESULTS

July 12, 2007 - Dallas , Texas - Texas Industries, Inc. (NYSE-TXI) today reported net income of $30.1 million ($1.09 per share) for the quarter ended May 31, 2007. For the same quarter ending May 31, 2006, net income equaled $41.9 million ($1.58 per share). The 2006 quarter included a real estate sale that contributed $12.4 million ($.45 per share) to net income after costs and expenses related to the transaction. Excluding the real estate gain from the May quarter of 2006, net income would have been $29.5 million ($1.13 per share).

For the year ended May 31, 2007 net income equaled $100.9 million ($3.80 per share). In 2006, the Company generated a net loss from continuing operations of $.6 million ($.03 per share). Fiscal year 2007 included a second quarter after-tax gain of $12.9 million ($.47 per share) that resulted from cash received from the settlement of the long-standing U.S. antidumping order on Mexican cement. Fiscal year 2006 included debt retirement costs and other expenses related to the spin-off of the Company’s steel operations which reduced net income by $75.8 million ($3.29 per share) and also included the real estate gain of $12.4 million ($.54 per share) that occurred in the quarter ended May 31, 2006. If the settlement income were excluded from 2007 results, net income would have equaled $88.0 million ($3.33 per share). Likewise, excluding both the costs and expenses relating to the spin-off and the income from the real estate gain, fiscal year 2006 net income would have equaled $62.8 million ($2.72 per share).

“Net income for fiscal year 2007 increased 40% compared to 2006 once large, individual transactions in both years are excluded,” stated Mel Brekhus, Chief Executive Officer. “Excluding those same large transactions and looking simply at earnings before interest and taxes, the percentage increase in EBIT was 24%. Despite extreme wet weather in Texas during the spring, EBIT for the fourth quarter ended May 31, 2007 was down only 5% compared to that of a year ago after removing the large real estate gain in last year’s quarter. Overall price trends for cement continue to be positive even though bad weather and slower construction activity have disrupted the timing and magnitude of price increases in some markets.”

“TXI’s California cement plant expansion continues on budget and on schedule for a late fall or early winter start-up,” continued Brekhus. “As detailed design and engineering work has progressed on our Central Texas cement plant expansion, we have determined that 1.4 million tons of annual capacity will be added to the facility instead of the earlier announced increase of 1 million tons. We expect the new kiln system for the Central Texas plant to start production by the end of calendar year 2009. Combining the California and Central Texas projects with efforts to de-bottleneck our North Texas cement plant, we now plan to grow TXI’s annual cement production from today’s 5 million tons to almost 8 million tons in a little over three years.”

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Fourth Quarter Results

Net sales of $262 million for the quarter ended May 31, 2007 were down 1% compared to those of a year ago. Realized average prices increased 4% for cement, 17% for stone, sand and gravel and 9% for ready-mix concrete compared to the same quarter last year. Due to the impact of unseasonable wet weather on construction activity in TXI’s Texas markets, cement and stone, sand and gravel shipments declined 5% and 15%, respectively. Ready-mix concrete shipments were equal to those of a year ago due to a greater mix of commercial work that wasn’t as weather dependent.

Selling, general and administrative expenses declined $.7 million compared to the same quarter last year. Stock-based compensation expense, including the costs accrued for stock options, increased $5.7 million versus a year ago. Incentive expenses were down $3.6 million primarily as a result of the incentive payments related to the real estate gain in the quarter ended May 31, 2006.

Interest expense declined $6.1 million compared to last year due to the capitalized interest recognized in conjunction with TXI’s California cement plant expansion and modernization ($4.8 million of the pretax decrease) and as a result of the conversion of convertible trust preferred securities into equity that occurred in the third and fourth quarters of fiscal year 2007. Excluding the gross gain from the large real estate transaction in last year’s fourth quarter, other income for the quarter ended May 31, 2007 declined $.7 million.

Fiscal Year Results

Net sales for fiscal year 2007 increased 6% compared to 2006. Average realized prices increased 9% for cement, 16% for stone, sand and gravel and 10% for ready-mix concrete while shipments of cement, stone, sand and gravel and ready-mix concrete declined 1%, 12% and 4%, respectively. The impact of extreme wet weather on Texas construction activity during the last half of the fiscal year was the primary cause of the reduction in shipments. Lower energy cost, particularly related to cement operations, contributed to increased income during the year.

Selling, general and administrative expenses increased $19.4 million in 2007 compared to 2006. Stock-based compensation expense increased $9.5 million compared to a year ago while incentive expenses increased $8.1 million.

Interest expense declined $17.1 million during 2007 due to the capitalization of interest related to the California cement plant project ($12.9 million of the pretax decrease) and due to the conversion of approximately $160 million of convertible subordinated debentures into equity during 2007 ($4.4 million of the decrease). Excluding the settlement income from 2007 and real estate gain from 2006 mentioned earlier, other income declined $6.5 million during 2007 as a result of lower income from miscellaneous real estate and other asset sales.

A teleconference will be held today, July 12, 2007 at 1:00 p.m. Central Daylight Time to further discuss fiscal year and fourth quarter results. A real-time webcast of the conference is available by logging on to TXI’s website at www.txi.com.

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Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations and risks and uncertainties described in the Company’s reports on SEC Forms 10-K, 10-Q and 8-K.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregates, ready-mix concrete and concrete products.

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(Unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS
TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	Three months ended May 31,		Year ended May 31,
In thousands except per unit	2007	2006	2007	2006
NET SALES	$261,995	$264,511	$996,250	$943,922

Cost of products sold	191,063	195,388	760,160	766,941
GROSS PROFIT	70,932	69,123	236,090	176,981

Selling, general and administrative	29,425	30,116	108,106	88,663
Interest	600	6,700	14,074	31,155
Loss on debt retirements and spin-off charges	22	856	48	113,247
Other income	(5,005)	(29,694)	(36,629)	(47,270)
	25,042	7,978	85,599	185,795
INCOME (LOSS) BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	45,890	61,145	150,491	(8,814)

Income taxes (benefit)	15,779	19,215	49,584	(8,225)
INCOME (LOSS) FROM CONTINUING OPERATIONS	30,111	41,930	100,907	(589)

Income from discontinued operations - net of income taxes	—	—	—	8,691
NET INCOME	$30,111	$41,930	$100,907	$8,102

Basic earnings (loss) per share
Income (loss) from continuing operations	$1.12	$1.80	$4.06	$(.03)
Income from discontinued operations	—	—	—	.38
Net income	$1.12	$1.80	$4.06	$.35

Diluted earnings (loss) per share
Income (loss) from continuing operations	$1.09	$1.58	$3.80	$(.03)
Income from discontinued operations	—	—	—	.38
Net income	$1.09	$1.58	$3.80	$.35

Average shares outstanding
Basic	26,860	23,342	24,815	23,071
Diluted	27,847	27,694	27,684	23,071

Cash dividends per share	$.075	$.075	$.30	$.30

Major product shipments
Cement (tons)	1,325	1,389	5,074	5,136
Stone, sand and gravel (tons)	5,553	6,562	22,114	25,246
Ready-mix concrete (cubic yards)	970	971	3,665	3,830

Major product prices
Cement ($/ton)	$95.48	$91.99	$95.06	$87.14
Stone, sand and gravel ($/ton)	7.51	6.42	7.03	6.08
Ready-mix concrete ($/cubic yard)	77.74	71.33	75.87	69.25

CONSOLIDATED BALANCE SHEETS
TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	May 31,
In thousands	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$15,138	$84,139
Short-term investments	—	50,606
Receivables - net	142,610	132,849
Inventories	121,467	102,052
Deferred income taxes and prepaid expenses	17,621	33,599
TOTAL CURRENT ASSETS	296,836	403,245

OTHER ASSETS
Goodwill	58,395	58,395
Real estate and investments	111,414	125,913
Deferred charges and intangibles	11,369	22,706
	181,178	207,014
PROPERTY, PLANT AND EQUIPMENT
Land and land improvements	132,992	128,056
Buildings	41,485	42,069
Machinery and equipment	752,531	688,255
Construction in progress	362,646	95,094
	1,289,654	953,474
Less depreciation and depletion	505,432	483,163
	784,222	470,311
	$1,262,236	$1,080,570

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$109,749	$63,581
Accrued interest, wages and other items	57,891	55,059
Current portion of long-term debt	1,340	681
TOTAL CURRENT LIABILITIES	168,980	119,321

LONG-TERM DEBT	274,416	251,505

CONVERTIBLE SUBORDINATED DEBENTURES	—	159,725

DEFERRED INCOME TAXES AND OTHER CREDITS	90,358	76,955

SHAREHOLDERS’ EQUITY
Common stock, $1 par value	27,323	25,863
Additional paid-in capital	448,289	334,054
Retained earnings	257,087	169,696
Cost of common stock in treasury	—	(52,093)
Accumulated other comprehensive loss	(4,217)	(4,456)
	728,482	473,064
	$1,262,236	$1,080,570

CONSOLIDATED STATEMENTS OF CASH FLOWS
TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	Year Ended May 31,
In thousands	2007	2006	2005
OPERATING ACTIVITIES
Net income	$100,907	$8,102	$124,523
Adjustments to reconcile net income to cash provided by continuing operating activities
Income from discontinued operations	—	(8,691)	(79,079)
Loss on debt retirements	48	107,006	—
Gain on asset disposals	(2,917)	(34,768)	(6,582)
Depreciation, depletion and amortization	46,356	44,955	46,474
Deferred income taxes	11,354	6,581	33,811
Stock-based compensation expense	13,866	4,368	1,815
Excess tax benefits from stock-based compensation	(1,694)	—	—
Other - net	3,234	(4,130)	2,455
Changes in operating assets and liabilities
Receivables - net	846	(5,060)	(8,873)
Inventories	(18,975)	(18,761)	6,082
Prepaid expenses	1,392	(47)	(1,223)
Accounts payable and accrued liabilities	31,541	(2,186)	25,017
Cash provided by continuing operating activities	185,958	97,369	144,420
Cash provided (used) by discontinued operating activities	—	(7,778)	73,104
Net cash provided by operating activities	185,958	89,591	217,524

INVESTING ACTIVITIES
Capital expenditures - expansions	(208,381)	(73,212)	(6,365)
Capital expenditures - other	(109,277)	(37,033)	(39,813)
Proceeds from asset disposals	5,552	23,107	7,136
Purchases of short-term investments	(8,500)	(50,500)	—
Sales of short-term investments	59,000	—	—
Investments in life insurance contracts	(6,061)	(4,366)	(58,798)
Other - net	(336)	612	(677)
Cash used by continuing investing activities	(268,003)	(141,392)	(98,517)
Cash used by discontinued investing activities	—	(2,757)	(28,163)
Net cash used by investing activities	(268,003)	(144,149)	(126,680)

FINANCING ACTIVITIES
Long-term borrowings	38,000	250,000	—
Debt retirements	(25,521)	(600,700)	(699)
Debt issuance costs	—	(7,363)	(39)
Debt retirement costs	(6)	(96,029)	—
Interest rate swap terminations	—	—	(6,315)
Stock option exercises	6,394	7,510	41,399
Excess tax benefits from stock-based compensation	1,694	—	—
Common dividends paid	(7,517)	(6,908)	(6,643)
Cash provided (used) by continuing financing activities	13,044	(453,490)	27,703
Cash provided by discontinued financing activities	—	340,587	—
Net cash provided (used) by financing activities	13,044	(112,903)	27,703
Increase (decrease) in cash and cash equivalents	(69,001)	(167,461)	118,547

Cash and cash equivalents at beginning of year	84,139	251,600	133,053
Cash and cash equivalents at end of year	$15,138	$84,139	$251,600